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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT



     This Employment Agreement ("Agreement") is dated as of September 1, 2001, by and between Metal Management, Inc., a Delaware corporation ("MTLM"), and William T. Proler ("Employee").

     IT IS HEREBY AGREED:

     1. EMPLOYMENT. On the terms and subject to the conditions set forth in this Agreement, MTLM agrees to employ the Employee as the President of its Proler Southwest, Inc. ("Proler Southwest") subsidiary to perform such duties and responsibilities as are consistent with such position and such other positions as may be assigned to Employee, from time to time, by MTLM and are at least equivalent to those duties and responsibilities performed by Employee as an employee of Proler Southwest. Employee's duties hereunder shall be performable for the Proler Southwest operations of MTLM only in the Houston, Texas area, except that periodic trips to Proler Southwest's and MTLM's other Gulf Coast operations or customers outside the Houston area or attending MTLM corporate meetings may be required, and shall include, but not be limited to, participating in decisions regarding finance, information systems, due diligence on financial and operational aspects of acquisitions and the integration of acquisitions, working with senior management of MTLM on budgets, contracts, scrap purchases and personnel decisions for Proler Southwest's and MTLM's other Gulf Coast operations. For as long as Employee is so employed, he will devote his full business time, energy and ability to his duties, except for incidental attention to the management of his personal affairs.

     2. TERM. The term of employment under this Agreement shall commence on the date hereof (the "Commencement Date") and shall continue through, and ending as of the close of business on August 31, 2003 (the "Employment Period"); provided, however, that the Employment Period shall be automatically extended for successive one (1) year periods unless at least ninety (90) days before the end of the then applicable Employment Period, either the Employee or MTLM, as the case may be, notifies the other of its desire not to further extend the Employment Period; and provided, further, that the Employment Period may terminate sooner upon the occurrence of certain events as described in Sections 5, 6, 7 and 8 hereof. For purposes of this Agreement, "Balance of the Term" shall mean the period beginning on the date of termination of the Employment Period (the "Termination Date") and ending on the date that the Employment Period would have ended pursuant to this Section 2 due to lapse of time (assuming no further extensions of the Employment Period beyond those already in effect as of the Termination Date), without regard to Sections 5, 6, 7 or 8 hereof.

     3. COMPENSATION.

        (a) Base Compensation. The base compensation to be paid to Employee for his services under this Agreement shall be $300,000 per year, payable in equal periodic installments in accordance with the usual payroll practices of MTLM, but no less frequently than monthly, commencing on the date hereof. MTLM and the Employee agree that Employee's base


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              compensation shall be subject to annual review for cost of living and merit factors, with any adjustments being mutually agreed upon. The foregoing is hereafter referred to as Employee's "Base Compensation."

        (b) Bonuses. During the Employment Period, Employee shall earn a so-called "guaranteed bonus" in regard to each year of employment by MTLM equal to twenty-five percent (25%) of Employee's Base Compensation under Section 3(a) hereof during such year. During the Employment Period, Employee shall also be eligible to receive a so-called "discretionary bonus" in regard to each year of employment by MTLM, in an amount to be determined by the Board of Directors of MTLM (or the Compensation Committee thereof, if any) in consultation with William T. Proler based primarily upon the financial results of the Proler Southwest and Gulf Coast operating region operating region during such year, provided that the discretionary bonus for Employee shall be determined in accordance with the bonus standards and criteria then being used by MTLM to determine the discretionary bonuses for senior management officers of MTLM.

     4. FRINGE BENEFITS. MTLM shall furnish Employee with accident and health insurance and reimbursement of all documented reasonable and necessary out-of-pocket expenses incurred by Employee on behalf of MTLM by reason of Employee's duties hereunder. Further, MTLM shall furnish Employee with all of the additional fringe benefits made generally available by MTLM to its executive officers recognizing that such fringe benefits may be changed from time to time provided Employee will be deemed immediately eligible for any such fringe benefits. Employee shall be entitled to take five (5) weeks of paid vacation per year, and shall be paid on all national and state holidays, during the Employment Period. Vacation allowances shall not be cumulative from year to year. MTLM shall include Employee as a covered person under MTLM's directors and officers insurance policy. MTLM shall furnish Employee with appropriate office space, equipment, supplies, and such other facilities and personnel as necessary or appropriate (de minimis use thereof by Employee for personal reasons shall not be deemed a breach of this Agreement). MTLM will pay the Employee's dues in such societies and organizations as MTLM deems appropriate, and will pay on behalf of Employee (or reimburse Employee for) documented reasonable out-of-pocket expenses incurred by Employee in attending conventions, seminars, trade shows and other business meetings and business entertainment and promotional expenses. MTLM shall permit Employee to continue to use the automobile currently used by Employee as an employee of Proler Southwest as of the Commencement Date and pay Employee an automobile allowance of $500.00 per month.

     5. DEATH OR PERMANENT DISABILITY. If, during the Employment Period, Employee dies (as confirmed by a certificate of death) or Employee is permanently disabled such that, in the opinion of a physician selected by MTLM, Employee is rendered incapable of performing the services contemplated under this Agreement for a period of twelve (12) consecutive months by reason of illness, accident, or other physical or mental disability ("Permanent Disability"), this Agreement shall be deemed to be terminated as of the date of such death or of the determination of Permanent Disability. Notwithstanding the foregoing, the Employee shall be entitled to the benefits as provided in Section 8 hereof.


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     6. INVOLUNTARY TERMINATION. Except in the case of termination for Cause pursuant to Section 7 hereof, if MTLM terminates Employee's employment hereunder without Employee's consent, all of Employee's benefits under this Agreement shall cease immediately upon the date of such termination, provided that Employee shall continue to be entitled to receive the benefits as provided in
Section 8 hereof.

     7. TERMINATION VOLUNTARY OR FOR CAUSE.

        (a) In the event: (i) Employee voluntarily terminates his employment hereunder without "Good Reason" (as defined below); or (ii) Employee's employment hereunder is terminated for Cause, all of his benefits under this Agreement shall cease immediately upon the date of such termination, provided that Employee shall be entitled to receive the compensation provided in Section 3 hereof paid on a pro rata basis to the date of such termination.

        (b) TERMINATION FOR CAUSE. Any of the following events shall be considered as "Cause" for the immediate termination of the Employment Period by MTLM:

              (i) final and non-appealable conviction of Employee for a felony; or

              (ii) final and non-appealable conviction of Employee for misappropriation by Employee of funds or property of MTLM or the commission of other acts of dishonesty relating to his employment; or

              (iii) willful breach or material neglect by Employee of any of his material duties hereunder; or

              (iv) conduct on the part of Employee which is materially adverse to any known interest of MTLM that continues unabated, or uncured to the reasonable satisfaction of Employer, after the expiration of 10 days following receipt of written notice by Employee from MTLM.

              Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a written termination notice signed by the Chairman of the Board of Directors, or Chief Executive Officer, of MTLM.

     8. ACCELERATION OF PAYMENTS.

        (a) For this Agreement, the following terms shall have the following meanings:

              (i) "Good Reason" shall mean the occurrence of any of the following events without Employee's express written consent:
                    (a) a reduction


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                     by MTLM of Employee's compensation provided in Section 3
                     hereof; (b) any material breach by MTLM of any provisions of this Agreement which is not cured by MTLM within 10 days following receipt by MTLM of written notice of such breach from Employee; (c) a requirement by MTLM that Employee perform his duties outside the Houston, Texas area, except that periodic trips to Proler Southwest's or MTLM's other Gulf Coast operations or customers outside Houston, Texas and periodic MTLM corporate meetings outside Houston, Texas shall not be deemed to be a breach; or (d) the assignment of the Executive by MTLM without his consent to a position, responsibility or duties of a material lesser status or degree of responsibility than his position, responsibilities or duties as of the Commencement Date.

               (ii) A "Change of Control" shall be deemed to have occurred if any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as then in effect, other than: (a) MTLM; (b) any "person" who on the date hereof is a director or officer of MTLM; or (c) Albert
                     A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi and their respective affiliates and heirs, is or becomes the "beneficial owner" as defined in Rule 13d-3 under such Act, directly or indirectly, of securities of MTLM representing 51% or more of the combined voting power of MTLM's then outstanding securities on a fully diluted basis.

               (iii) "Trigger Date" means the date on which a Triggering Event occurs.

               (iv)  "Triggering Event" means any of: (a) a Change of Control;
                     (b) a resignation of Employee as an employee of MTLM due to Good Reason; (c) termination of the Employment Period under
                     Section 5 hereof; or (d) involuntary termination of the Employment Period by MTLM, except in the case of termination for Cause.

        (b) OCCURRENCE OF TRIGGERING EVENT. Upon the occurrence of a Triggering Event, Employee shall receive from MTLM a lump sum payment equal to the Base Compensation provided under Section 3(a) hereof that otherwise would have been payable to Employee for the Balance of the Term but for the occurrence of a Triggering Event, plus any earned bonuses as set forth in Section 3(b) hereof (determined on a pro rated basis in comparison to Employee's bonus, if any, from the prior year) for the year in which the Triggering Event occurred. Furthermore, any unvested stock options or unvested long term incentive plan compensation shall immediately become vested and be exercisable for the 270 days following the date of the Triggering Event. Additionally, in the event that this Agreement terminates because (i) either party has provided a notice of non-renewal under Section 2 to preclude the automatic annual extension of this


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               Agreement and this Agreement so expires at the end of the
               Employment Period; or (ii) MTLM terminates the Employee's employment for reasons other than Cause, (iii) Employee terminates this Agreement for Good Reason, or (iv) this Agreement is terminated as a result of Employee's permanent disability (as provided in Section 5), then in any such case, Employee shall, at no cost to Employee, be entitled to continue to participate in the MTLM provided health and medical insurance programs for a period of five (5) years from the date of termination, unless,
               (y) such continued participation is prohibited by any applicable laws or would otherwise jeopardize the tax qualified status of any such programs; or (z) Employee, either directly or indirectly, engages in an activity that would violate Section 9 hereof, if conducted during a Non-Competition Period. If, however, MTLM is prohibited by applicable law or would otherwise jeopardize the tax qualified status of any health or medical insurance plan and as a result terminates coverage, it shall reimburse Employee for the cost of obtaining comparable third party coverage, subject to the restrictions in clause (z) above.

        (c) TIME OF PAYMENT FOLLOWING TRIGGERING EVENT. All accelerated payments of Base Compensation, bonuses, and long term incentive plan compensation due to Employee pursuant to this Section shall be paid promptly but in any event within thirty (30) days after the Trigger Date. If the full amount of such accelerated payments is not paid within five (5) business days after the Trigger Date, such amounts shall be evidenced by a promissory note from MTLM to Employee bearing interest at the rate of 12% per annum from the Trigger Date until paid.

     9. NON-COMPETITION.

        (a) GENERAL. In addition to any other obligations of Employee under any other agreement with MTLM, in order to assure that MTLM will realize the benefits of this Agreement and in consideration of the employment set forth in this Agreement, Employee agrees that he shall not

               (i) during the period comprising the Balance of the Term (the "Non-Competition Period"), directly or indirectly, whether through an affiliate or otherwise, alone or as a partner, joint venturer, member, officer, director, employee, consultant, agent, independent contractor, stockholder, or in any other capacity of any company or business, engage in any business activity in the States of Texas or Mississippi, which is directly or indirectly in competition with the business conducted by MTLM or any subsidiary or affiliate of MTLM on the Termination Date; provided, however; that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not


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                      be deemed, in and of itself, to violate the prohibitions
                      of this section;

               (ii)   during the Non-Competition Period, directly or indirectly
                      (a) induce any person which is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date to patronize any business directly or indirectly in competition with the business conducted by MTLM or any subsidiary or affiliate of MTLM on the Termination Date;
                      (b) canvass, solicit or accept from any person which is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date, any such competitive business, or
                      (c) request or advise any person which is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date to withdraw, curtail or cancel any such customer's business with MTLM or any subsidiary or affiliate of MTLM on the Termination Date;

               (iii) during the Non-Competition Period, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by any of MTLM or any then subsidiary or affiliate of MTLM at or within six months prior to the Termination Date, or in any manner seek to induce any such person to leave his or her employment;

               (iv) directly or indirectly, at any time following the Termination Date, in any way utilize, disclose, copy, reproduce or retain in his possession any of MTLM's or any subsidiary's or affiliate's proprietary rights or records, including, but not limited to, any of their customer or price lists.

        (b) EMPLOYEE ELECTION TO END NON-COMPETITION PERIOD. In the event that (i) a Change in Control occurs in which a French company by the name of CFF, or any of its affiliates, becomes the beneficial owner of more than 50% of MTLM or acquires the capital stock of Proler Southwest or substantially all of its assets, or otherwise becomes entitled to appoint a majority of its board of directors or otherwise control its management then Employee shall have the right to elect, within thirty (30) days of either such event, to terminate this Agreement in which case the Non-Competition Period shall terminate effective with the date of termination. In the event of a termination under this clause (b), Employee shall not be entitled to any separation or severance benefits provided for under this Agreement for periods following the date of termination notwithstanding anything in this Agreement to the contrary.

        (c) SCOPE OF RESTRICTION. The Employee agrees and acknowledges that the restrictions contained in this Section 9 are reasonable in scope and


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               duration and are necessary to protect MTLM after the Commencement
               Date. If any provision of this Section 9 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 9 will cause irreparable damage to MTLM and upon breach of any provision of this Section 9, MTLM shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which MTLM may have (including, without limitation, the right to seek monetary damages).

     10. CONFIDENTIALITY OF INFORMATION; DUTY OF NON-DISCLOSURE. The Employee acknowledges and agrees that his employment by MTLM under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of MTLM or any subsidiary or affiliate of MTLM. Accordingly, the Employee agrees that during the Agreement Term, and until the expiration of the Non-Competition Period, he will not, directly or indirectly, without the prior written consent of MTLM, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of MTLM or any subsidiary or affiliate of MTLM, including, but not limited to, confidential information pertaining to clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Employee agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of MTLM, and upon termination of this Agreement for any reason shall return to MTLM, any confidential figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of MTLM or any subsidiary or affiliate of MTLM or obtained as a result of his employment by MTLM or any subsidiary or affiliate of MTLM. The Employee acknowledges that all of the foregoing are proprietary information, and are the exclusive property of MTLM. The covenants contained in this Section 10 shall survive the termination of this Agreement.

     11. GOODWILL. MTLM has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with MTLM, the Employee acknowledges that the customers are the customers of MTLM and its subsidiaries and affiliates, and that any goodwill created by the Employee belongs to and shall inure to the benefit of MTLM.


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     12. SUCCESSOR COMPANIES. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of MTLM, whether by merger, sale of assets or otherwise.

     13. NOTICES. Any notice or request to be given hereunder to either party hereto shall be deemed effective only if in writing and either (a) delivered personally to Employee (in the case of a notice to Employee) or to the President of MTLM, or (b) sent by certified or registered mail, postage prepaid, to the addresses set forth on the signature page hereof or to such other address as either party may hereafter specify to the other by notice similarly served.

     14. ASSIGNMENT. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, and shall also bind and inure to the benefit of Employee's heirs and legal representatives and any successor or successors of MTLM by merger or consolidation and any assignee of all or substantially all of MTLM's business and properties; except as to any such successor or assignee of MTLM, neither this Agreement nor any duties, rights or benefits hereunder may be assigned by MTLM or by Employee without the express written consent of Employee or MTLM, as the case may be.

     15. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without reference to its choice-of-law principles.

     16. MODIFICATION. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

     17. SCOPE OF AGREEMENT. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement specifically including, but not limited to, the employment agreement by and between the Employee and MTLM, dated August 27, 1997.

     18. SEVERABILITY. To the extent that any provision of this Agreement may be deemed or determined to be unenforceable for any reason, such unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be enforceable.




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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year first above written.

                                       METAL MANAGEMENT, INC.


                                       By: /s/ Albert A. Cozzi
                                           ---------------------------------
                                           Albert A. Cozzi
                                           Chairman and Chief Executive Officer

                                           William T. Proler
                                           ---------------------------------
                                           William T. Proler
                                           Employee








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